Exhibit 99.1

Halozyme Contact
Robert H. Uhl
Senior Director, Investor Relations
(858) 704-8264
ruhl@halozyme.com

Halozyme Therapeutics Reports First Quarter 2011 Financial Results

— Clinical results from Halozyme’s Ultrafast Insulin program accepted for two presentations at the American Diabetes Association meeting, June 24-28 —

SAN DIEGO, May 6, 2011 – Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the diabetes, cancer, dermatology and drug delivery markets, today reported financial results for the first quarter 2011.

“The faster insulin absorption and shorter duration of action observed in our first insulin pump study is exciting,” stated Gregory I. Frost, Ph.D., Halozyme’s president and CEO. “Patients with diabetes that use insulin pumps could see unique benefits from Halozyme’s Ultrafast Insulin.”

First Quarter 2011 and Recent Business Highlights

•	Halozyme presented preliminary results from its first Ultrafast Insulin study in type 1 diabetes patients who receive their treatment with an insulin pump demonstrating that Aspart-PH20 generates a faster-in and faster-out profile with accelerated insulin absorption and a shorter duration of action compared to aspart alone. Aspart-PH20 is a formulation of Halozyme’s rHuPH20 (recombinant human hyaluronidase) enzyme with the active ingredient in Novolog® that was administered as a continuous subcutaneous insulin infusion over 72 hours with an insulin pump. Halozyme presented these results at the American Association of Clinical Endocrinologists meeting in San Diego on April 14, 2011.

•	American Diabetes Association (ADA) 71st Scientific Sessions – June 24-28, 2011 in San Diego. Halozyme has received acceptance notification for two presentations of results from its Ultrafast Insulin studies at this year’s ADA. A poster presentation examines the role that the coinjection of rHuPH20 with prandial insulin plays in the acceleration of pharmacokinetics and glucodynamics across a variety of populations. The second data set to be presented utilizes continuous glucose monitoring over a 72-hour period to test the variability of insulin absorption with and without rHuPH20 at the beginning and the end of a 12-week treatment study. The goal of Halozyme’s Ultrafast Insulin program is to develop a best-in-class mealtime insulin product compared to the currently prescribed analogs that participate in the growing $3.8 billion worldwide prandial insulin market.

First Quarter 2011 Financial Results

The net loss for the first quarter of 2011 was $9.6 million, or $0.10 per share, compared with a net loss for the first quarter of 2010 of $11.8 million, or $0.13 per share.

•	Revenue for the first quarter of 2011 was $7.5 million, compared to $3.4 million for the first quarter of 2010. Revenues under collaborative agreements for the first quarter of 2011 were $7.4 million, compared to $3.0 million for the first quarter of 2010. Revenues under collaborative agreements in the first quarter of 2011 primarily consisted of a milestone payment and the amortization of upfront payments received from Baxter and Roche of $5.7 million and research and development reimbursements from Baxter and Roche of $1.6 million.

•	Research and development expenses for the first quarter of 2011 were $13.8 million, compared with $11.5 million for the first quarter of 2010, primarily due to an increase in clinical trial activities supporting the Ultrafast Insulin program.

•	Selling, general and administrative expenses for the first quarter of 2011 were $3.4 million, compared to $3.8 million for the first quarter of 2010. The decline for SG&A results from lower compensation and market research expenses during the quarter.

•	Cash and cash equivalents were $73.8 million as of March 31, 2011, compared with $83.3 million as of December 31, 2010 and $55.2 million as of March 31, 2010. Net cash burn for the first quarter of 2011 was approximately $9.4 million.

•	For 2011, management anticipates total operating expenses will be slightly higher than those reported for 2010, which were approximately $68 million. The increase for operating expense is expected to arise from costs associated with additional activities related to clinical trials and manufacturing. The company continues to expect net cash burn of $47 to $52 million for the year 2011.

Upcoming Corporate and Scientific Presentations

Halozyme representatives are scheduled to present at the following events:

•	Bank of America Merrill Lynch Health Care Conference in Las Vegas, May 12, 2011 at 11:10 a.m. PDT (2:10 p.m. EDT). To listen to the live webcast or a replay of the presentation, please visit the Investor Relations section of the company’s Web site at www.halozyme.com. The replay will be available for six months after the event.

•	American Diabetes Association Scientific Sessions – June 24-28, 2011 in San Diego. Halozyme has been notified of acceptance for two presentations of results and data from its Ultrafast Insulin program.

Conference Call

Halozyme management will host a conference call and webcast on May 6, 2011 to discuss these topics beginning at 8:00 a.m. PDT (11:00 a.m. EDT). To participate via telephone, please call 877.407.8037 for domestic callers or 201.689.8037 for international callers. A telephone replay will be available beginning shortly after the end of the call by dialing 877.660.6853 from the U.S. or 201.612.7415 for international callers and using account # 367 and replay ID # 371588. The conference call will be broadcast live over the Internet at www.halozyme.com and the replay will be available on the company’s Web site for seven days.

About Halozyme Therapeutics

Halozyme Therapeutics is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the diabetes, cancer, dermatology and drug delivery markets. The company’s product portfolio is based primarily on intellectual property covering the family of human enzymes known as hyaluronidases and additional enzymes that affect the extracellular matrix. Halozyme’s Enhanze™ technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. The company has key partnerships with Roche and with Baxter to apply Enhanze technology to biological therapeutics including Herceptin®, MabThera® and immunoglobulin. Halozyme’s Ultrafast Insulin program combines its rHuPH20 enzyme with mealtime insulins, which may produce more rapid absorption, faster action, and improved glycemic control. The product candidates in Halozyme’s pipeline target multiple areas of significant unmet medical need. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the timing and scope of our clinical trials as well as expected activities under our collaborative partnerships) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations

	Quarters Ended March 31,
	2011	2010
	(unaudited)	(unaudited)
REVENUES:
Product sales	$165,449	$397,810
Revenues under collaborative agreements	7,378,445	3,043,921

Total revenues	7,543,894	3,441,731

OPERATING EXPENSES:
Cost of product sales	11,717	5,660
Research and development	13,785,797	11,467,204
Selling, general and administrative	3,405,966	3,757,013

Total operating expenses	17,203,480	15,229,877

OPERATING LOSS	(9,659,586)	(11,788,146)
Interest and other income, net	23,869	669

NET LOSS	$(9,635,717)	$(11,787,477)

Basic and diluted net loss per share	$(0.10)	$(0.13)

Shares used in computing basic and diluted net loss per share	100,927,402	91,610,830

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$73,829,299	$83,255,848
Accounts receivable	1,731,325	2,328,268
Inventory	248,474	193,422
Prepaid expenses and other assets	3,382,993	3,720,896

Total current assets	79,192,091	89,498,434
Property and equipment, net	1,741,192	1,846,899

Total Assets	$80,933,283	$91,345,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,450,993	$3,820,368
Accrued expenses	8,238,267	8,605,569
Deferred revenue	2,914,479	2,917,129

Total current liabilities	12,603,739	15,343,066
Deferred revenue, net of current portion	54,447,803	55,176,422
Deferred rent, net of current portion	366,392	474,389
Stockholders’ Equity:
Common stock	102,033	100,581
Additional paid-in capital	248,300,828	245,502,670
Accumulated deficit	(234,887,512)	(225,251,795)

Total stockholders’ equity	13,515,349	20,351,456

Total Liabilities and Stockholders’ Equity	$80,933,283	$91,345,333

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